Exhibit 10.19

RUMBLE INC.

September 16, 2022

Christopher Pavlovski
BY HAND

Re: Employment Agreement Amendment

Dear Chris,

Reference is made to that certain Employment Agreement by and between Rumble Inc., a corporation incorporated under the laws of the Province of Ontario (the “Company”) and you, effective as of September 16, 2022 (the “Employment Agreement”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Employment Agreement.

This letter agreement summarizes our mutual agreement with respect to the payment of your Salary as set forth in Section 3.1 of the Employment Agreement. By signing below, the parties hereto acknowledge and agree that the Salary will be paid in Canadian dollars and the exchange ratio used to convert the salary from U.S. dollars to Canadian dollars will be the average exchange rate for the thirty (30) day period ending on the last day of the immediately preceding calendar year (or, for the portion of the 2022 calendar year on and following the date on which the Closing occurs, the average exchange rate for the thirty (30) day period ending on the date of the Closing). Notwithstanding the foregoing, to the extent that there are material changes in the exchange rate following the applicable date of determination as determined by the Company’s Chief Financial Officer (the “CFO”) in good faith, the CFO shall adjust the exchange rate on a go-forward basis so that the Salary delivered to you more accurately reflects the intent of the parties.

Please confirm that you agree with the summary set forth above by signing and dating below.

Sincerely,

RUMBLE INC.

By:	/s/ Brandon Alexandroff
Name:	Brandon Alexandroff
Title:	Chief Financial Officer

Acknowledged and agreed to as of
this 16th day of September 2022 by:

/s/ Christopher Pavlovski
Christopher Pavlovski